Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 5, 2015

Between

HOSPIRA, INC.,

and

MUFG UNION BANK, N.A.,

As Trustee

Providing for an Amendment to the Indenture dated as of June 14, 2004

6.05% Notes due 2017

5.20% Notes due 2020

5.80% Notes due 2023

5.60% Notes due 2040

i

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is entered into as of October 5, 2015, between HOSPIRA, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 235 East 42nd Street, New York, New York 10017-5755, and MUFG UNION BANK, N.A. (f/k/a Union Bank, N.A.), a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 551 Madison Avenue, 11th Floor, New York, New York 10022, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 14, 2004 (the “Base Indenture”), by and between the Company and LaSalle Bank National Association (the “Resigning Trustee”), as trustee, as supplemented by the Second Supplemental Indenture, dated as of April 30, 2009 (the “Second Supplemental Indenture”), between the Company, the Trustee, and Bank of America, N.A., as successor by merger to the Resigning Trustee, relating to the Company’s Securities;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company and the Trustee established the terms of certain series of unsecured debt securities entitled the (i) “6.05% Notes due 2017” (the “2017 Notes”) pursuant to the Actions of the Authorized Officers dated March 20, 2007 (“Officers’ Certificate 1”), (ii) “5.20% Notes due 2020” (the “2020 Notes”) pursuant to the Actions of the Authorized Officers dated August 7, 2013 (“Officers’ Certificate 2”), (iii) “5.80% Notes due 2023” (the “2023 Notes”) pursuant to the Actions of the Authorized Officers dated August 7, 2013 (“Officers’ Certificate 3”) and (iv) “5.60% Notes due 2040” (the “2040 Notes” and, together with the 2017 Notes, the 2020 Notes and the 2023 Notes, the “Notes”) pursuant to the Actions of the Authorized Officers dated September 7, 2010 (“Officers’ Certificate 4” and, together with Officers’ Certificate 1, Officers’ Certificate 2 and Officers’ Certificate 3, the “Officers’ Certificates” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”);

WHEREAS, Section 9.2 of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of modifying in any manner the rights of the Holders of Securities of a series issued under the Base Indenture with the consent of the holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture;

WHEREAS, Pfizer Inc., a Delaware corporation (“Pfizer”) has offered to exchange (the “Pfizer Exchange Offers”) any and all of the outstanding 2017 Notes for new 6.05% Notes due March 30, 2017 of Pfizer (the “Pfizer 2017 Notes”), any and all of the outstanding 2020 Notes for new 5.20% Notes due August 12, 2020 of Pfizer (the “Pfizer 2020 Notes”), any and all of the outstanding 2023 Notes for new 5.80% Notes due August 12, 2023 of Pfizer (the “Pfizer 2023 Notes”) and any and all of the outstanding 2040 Notes for new 5.60% Notes due September 15, 2040 of Pfizer (the “Pfizer 2040 Notes” and together with the Pfizer 2017 Notes, the Pfizer 2020 Notes and the Pfizer 2023 Notes, the “Pfizer Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated as of September 25, 2015 (the “Prospectus”), filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and Pfizer’s Registration Statement on Form S-4 (File No. 333-206758), filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2015, as amended by Amendment No. 1 to Form S-4, filed with the SEC on September 16, 2015;

WHEREAS, in connection with the Pfizer Exchange Offers, Pfizer has also solicited consents from the holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture with respect to each series of Notes as described in the Prospectus and set forth in Section 2.1 of this Third Supplemental Indenture, with the operation of such Proposed Amendments with respect to a series of Notes being subject to the satisfaction or waiver, where permissible, by Pfizer of the conditions to the Pfizer Exchange Offers, the acceptance by Pfizer for exchange of the Notes of such series validly tendered and not validly withdrawn pursuant to the Pfizer Exchange Offers and the issuance of the Pfizer Notes and payment of the cash consideration payable pursuant to the Pfizer Exchange Offers;

WHEREAS, Pfizer has received and caused to be delivered to the Trustee evidence of the consents from holders of a majority in principal amount of the Outstanding Securities of each series of the Notes to effect the Proposed Amendments under the Indenture with respect to each series of Notes;

WHEREAS, the Company is undertaking to execute and deliver this Third Supplemental Indenture to delete or amend, as applicable, certain provisions and covenants in the Indenture with respect to each series of Notes in connection with the Pfizer Exchange Offers and the related consent solicitations;

WHEREAS, the board of directors of the Company has authorized and approved the execution and delivery of this Third Supplemental Indenture; and

WHEREAS, following the execution of this Third Supplemental Indenture, the terms hereof will become operative (the “Operative Date”) upon the satisfaction or waiver, where permissible, by Pfizer of the conditions to the Pfizer Exchange Offers, the acceptance by Pfizer for exchange of the Notes of such series validly tendered and not validly withdrawn pursuant to the Pfizer Exchange Offers and the issuance of the Pfizer Notes and payment of the cash consideration payable pursuant to the Pfizer Exchange Offers, on the settlement date of the Pfizer Exchange Offers.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Company and the Trustee hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Base Indenture.

ARTICLE 2

AMENDMENTS

Section 2.1 Certain Amendments to the Indenture and the Notes.

The Indenture with respect to each series of Notes is hereby amended as follows:

(a) Section 7.4 (Reports by Company); Section 8.1 (Company May Consolidate, Etc., Only on Certain Terms); Section 10.5 (Existence); Section 10.6 (Maintenance of Properties); Section 10.7 (Payment of Taxes and other Claims); Section 10.8 (Restrictions on Secured Debt); and Section 10.9 (Limitations on Sales and Leasebacks) of the Base Indenture shall be deleted in their entirety and replaced with “RESERVED”;

(b) Paragraph (p) of each Officers’ Certificate relating to Change of Control is hereby deleted in their entirety and replaced with “RESERVED”;

(c) The failure to comply with the terms of any of the Sections of the Base Indenture and the Note certificates set forth in clauses (a) and (b) above shall no longer constitute a Default or Event of Default under the Indenture with respect to the applicable series of Notes and shall no longer have any consequence under the Indenture with respect to such series of Notes;

(d) Section 5.1 of the Base Indenture (Events of Default) is hereby amended by replacing paragraphs (1) and (5) as shown below:

(1) default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 60 days; provided however, that if the Company is permitted by the terms of the Securities of such series to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Securities; or

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(e) Section 10.4 of the Base Indenture (Statement by Officers As to Default) is hereby amended as shown below:

The Company will deliver to the Trustee, on or before June 1 of each calendar year or on or before such other day in each calendar year as the Company and the Trustee may from time to time agree upon, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

(f) all definitions set forth in Section 1.1 of the Base Indenture that relate to defined terms used solely in sections that are no longer applicable to any series of Notes are also no longer applicable to such Notes;

(g) all references to Sections of the Indenture amended by this Third Supplemental Indenture shall be to such Sections as amended by this Third Supplemental Indenture.

ARTICLE 3

AMENDMENTS TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture and each Officers’ Certificate to be deleted or amended pursuant to Article 2 and Article 3 hereof. Upon the Operative Date, such provisions from the Notes shall be deleted or amended as applicable.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Relation to Original Indenture; Effectiveness; and Operation.

This Third Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, then the terms and conditions of this Third Supplemental Indenture shall prevail.

Upon the execution and delivery of this Third Supplemental Indenture, this Third Supplemental Indenture shall be effective. The amendments set forth in Article 2 of this Third Supplemental Indenture shall not become operative, however, until the Operative Date.

Section 4.2 Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE OR THE NOTES.

Section 4.3 Concerning the Trustee.

The Trustee accepts the amendments of the Indenture effected by this Third Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 4.4 Successors.

All agreements of the Company in this Third Supplemental Indenture shall bind the Company’s successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind the Trustee’s successors.

Section 4.5 Severability.

In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not (to the fullest extent permitted by applicable law) in any way be affected or impaired thereby.

Section 4.6 Counterparts.

This Third Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The exchange of copies of the Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.7 Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 4.8 Entire Agreement.

This Third Supplemental Indenture, together with the Indenture as amended hereby and the Notes, contains the entire agreement of the parties with respect to the Notes, and supersedes all other representations, warranties, agreements and understandings between the parties hereto and thereto, oral or otherwise, with respect to the matters contained herein and therein.

Section 4.9 Benefits of Third Supplemental Indenture.

Nothing in this Third Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any Paying Agent, any Security Registrar and the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

HOSPIRA, INC.

By:	/s/ Brian McMahon
Name:	Brian McMahon
Title:	Vice President

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Marion Zinowski
Name:	Marion Zinowski
Title:	Vice President

[Signature Page to Third Supplemental Indenture]